Exhibit 1.1

“BYLAWS OF PROMOTORA Y OPERADORA DE INFRAESTRUCTURA, S.A.B. DE C.V.

CHAPTER I

NAME, DURATION, DOMICILE, PURPOSE AND NATIONALITY

CLAUSE FIRST.- The name of the Company is “Promotora y Operadora de Infraestructura”, name always to be followed by the words SOCIEDAD ANÓNIMA BURSÁTIL DE CAPITAL VARIABLE, or the corresponding abbreviations “S.A.B. DE C.V.”

CLAUSE SECOND.- The duration of the Company is indefinite.

CLAUSE THIRD.- The Company has its domicile in the City of Mexico, Federal District. The Company may establish branches, agencies or offices in other locations of the Mexican Republic and abroad, agree to conventional domiciles, as well as conventionally bind itself under any act, agreement or understanding to the provisions of foreign laws or of any State of the Mexican Republic and to the respective jurisdictions of the courts or conventional domiciles in Mexico and abroad in order to receive all kind of notices or judicial or extrajudicial summons, theretofore naming special or general attorneys-in-fact or for any other purpose, without it thereby being understood that its corporate domicile has been changed.

CLAUSE FOURTH.- The purpose of the Company is as follows:

ONE.- Promote, establish, organize, exploit, acquire and obtain participation in the capital stock and/or equity of all kind of business corporations or civil partnerships, associations, entities or companies, whether these are industrial, commercial, services companies or of any other kind, both domestic and foreign, as well as participate in their management or liquidation.

TWO.- Acquire under any legal title shares, interest, participations or equity quota interest or any kind of business corporations or civil partnerships, associations, entities or companies, either by forming part of them when incorporated or by a further acquisition, as well as transfer, dispose of and negotiate such shares, participations and equity quota interest, including any other security titles governed by the applicable laws.

THREE.- Receive from other companies and persons, as well as provide to other companies and persons any services necessary to achieve its objectives or corporate purposes, such as legal, administrative, financial services, in treasury, auditing, marketing matters, preparing balance sheets and budgets, preparing programs and manuals, analyses of operating results, evaluation of information concerning productivity and possible financing, preparing analyses on availability of capital, technical assistance, counsel, consultation, among others.

FOUR.- Obtain, acquire, develop, market, make enhancements, use, grant and receive licenses, or dispose of under any legal title of all kind of patents, trademarks, certificates of invention, trade names, utility models, industrial designs, industrial secrets and any other industrial property rights, as well as copyrights, either in Mexico or abroad.

FIVE.- Obtain all kind of loans or credits, issue debentures, certificates, commercial paper and any other credit instruments or equivalent instruments according to the laws of any jurisdiction, with or without granting a personal or real specific guaranty, through a pledge, mortgage, trust, or under any other legal title, and grant loans to business corporations or civil partnerships, companies and institutions, whether or not receiving real specific guarantees.

SIX.- Bind itself jointly as joint debtor or under any other equivalent status in relation to credits or loans granted to the Company or to any third party.

SEVEN.- Grant all kind of personal guarantees, real or third-party guarantees overdebentures or credit instruments for the account of corporations, associations, institutions or any third party, acting as surety and/or joint guarantor and/or guarantor for such persons.

EIGHT.- Subscribe, issue and secure all kind of credit instruments, as also accept and endorse them.

NINE.- Execute, supervise or hire, for its own account or for third parties, all kind of constructions, edifications or facilities for offices or establishments.

TEN.- For its own account or on behalf of third parties, execute training and development programs as well as research activities.

ELEVEN.- Provide or receive under lease or gratuitous loan; acquire, possess, exchange, alienate, transfer, dispose of or encumber the title or possession of all kind of movable and real properties, as well as other real or personal rights over these as necessary or convenient for its corporate purpose or for operations or corporate purposes of the business corporations or civil partnerships, associations or institutions where the Company holds any kind of interest or participation.

TWELVE.- Act as commission merchant, mediator, representative, distributor or intermediary for any person of corporation.

THIRTEEN.- Produce, process, adapt, import, export and purchase and sellunder any title machinery, spare parts, materials, raw materials, industrial products, effects and all kind of merchandise.

FOURTEEN.- Execute any kind of financial derivatives transactions, under Mexican laws or foreign laws, regardless of the denomination and of the subjacent assets involved.

FIFTEEN.- According to the Securities Market Law and as long as shares of the Company are registered in the National Securities Register, it may place or acquire shares of its own capital stock.

SIXTEEN.- Issue unsubscribed shares for placement among the public under Article 53 (fifty-three) of the Securities Market Law, according to the procedure established in these Bylaws.

SEVENTEEN.- Execute any act and have any committee as required or permitted by the applicable laws, including the Securities Market Law.

EIGHTEEN.- In general, execute and carry out all acts, agreements and transactions, related, accessory or accidental, necessary or convenient to develop the above purposes.

CLAUSE FIFTH.- The Company is Mexican. Any foreigner who acquires interest or corporate participation in the Company is bound to consider himself as a Mexican citizen with respect to such corporate participation, as well as in regard to the assets, rights, concessions, participations or interest held by the Company, or rights and obligations derived from agreements entered into by the Company with Mexican authorities, and for such reason not invoke the protection by his government, as otherwise he shall be subject to forfeiting in benefit of the Nation the corporate participation which he may have acquired.

CHAPTER II

CAPITAL, SHARES AND SHAREHOLDERS

CLAUSE SIXTH.- Capital stock is variable. Minimum fixed capital stock that cannot be withdrawn amounts to P$700,495,371.00 (Seven Hundred Million Four Hundred Ninety-five Thousand Three Hundred Seventy-one Pesos 00/100 Mexican Currency), represented by 369,943,020 ordinary registered shares, with full voting rights of Class I, without a face value.

Except with respect to shares of Series L which will be of restricted vote according to the terms further established in this Clause Six, each share will confer the holder similar rights and obligations. Every share will confer the right to one vote at General Shareholders’ Meeting, except with regard to shares representing Series L, and will grant the holders the same equity or money rights, therefore, they will equally participate without any distinction whatsoever in any dividend, reimbursement, redemption or distribution of any kind as established in these Bylaws. Additionally, Class II shares representing variable capital stock will have the right to withdrawal.

According to Article 54 (fifty-four) of the Securities Market Law, with previous authorization by the National Banking and Securities Commission, the Company may issue non-voting shares, as also with the limitation over other corporate rights, as well as different restricted vote shares or as provided for by articles 112 (one hundred twelve) and 113 (one hundred thirteen) of the General Business Corporation Law.

Shares other than ordinary shares, non-voting or not entitled to vote or of limited or restricted vote, may not exceed twenty-five percent (25%) of capital stock which the National Banking and Securities Commission considers placed among the investor public on the date of the public offer. The National Banking and Securities Commission may extend such limit as long as such plans contemplate the issue of any kind of shares forcibly convertible into ordinary shares within no more than five (5) years after their placement or in the case of shares or investment plansthat limit voting rights according to the holders’ nationality. Non-voting shares will not be included in the count to determine the quorum at General Shareholders’ Meeting, while limited or restricted volte shares will only be counted to legally convene

Shareholders’ Meeting to which the holders must be called to exercise their right to vote.

Without prejudice of the following provisions with respect to shares of Series L, at the time when issuing non-voting or limited or restricted vote shares, the Shareholders’ Meeting that resolves on the respective issue will determine the corresponding rights. As the case may be, shares issued as established in this paragraph will be of a series different to other shares representing capital stock of the Company.

Shares of Series L will only have the right to vote at General Shareholders’ Meetings when resolving over the following matters:

a) transformation of the Company;

b) merger of the Company with another that is not an affiliate;

c) cancellation of registration of shares of Series L in the National Securities Registry;

d) Appoint, ratify or discharge board members as established in Clause Twenty-eight of these Bylaws;

e) split-up, dissolution and liquidation of the Company;

f) change the nationality of the Company, and

g) change the corporate purpose.

Holders of shares of Series L will not be entitled to attend General Shareholders’ Meetings other than those mentioned above.

Shares of Series L will not have the right to any preferential dividend.

CLAUSE SEVENTH.- The Company may issue unsubscribed shares which will be kept in the Company Treasury to be delivered in the means they are subscribed and paid. Unless otherwise provided for in the following paragraph, the preferential right to subscription referred to in Article 132 (one hundred thirty-two) of the General Business Corporation Lawand Clause Twelfth of these Bylaws will be applicable in the case of capital increases through the subscription of treasury shares.

Additionally, the Company may issue unsubscribed shares for placement among the investor public according to the terms and as long as the conditions theretofore provided by Article 53 (fifty-three) of the Securities Market Law are observed, including obtaining authorization for a public offering from the National Banking and Securities Commission. The preferential right to subscription referred to in Article 132 (one hundred thirty-two) of the General Business Corporation Law and Clause Twelfth of these Bylaws will not be applicable in the case of capital increases through public offers.

CLAUSE EIGHTH.- In case of cancellation of the registration of shares representing capital of the Company or instruments that represent them in the National Securities Registry, either through request by the Company by previous resolution by the General Extraordinary Shareholders’ Meeting and with the favorable vote of holders of shares or certificates representing them, that have or not the right to vote, or with a limited vote that represent ninety-five percent (95%) of capital stock of the Company, or through resolution by the National Banking and Securities

Commission, before such cancellation the Company must make a public purchase offer within one hundred eighty (180) days after the requirement or authorization by the National Banking and Securities Commission, as the case may be, theretofore submitting itself to the provisions of Articles 96 (ninety-six), 97 (ninety-seven), 98 (ninety-eight), items I and II, 101 (one hundred one), paragraph first, and 108 (one hundred eight of the Securities Market Law. The offer must be exclusively addressed to shareholders who do not belong to the control group of the Company.

Shareholders of the control group (as such term is defined in the Securities Market Law), will be jointly responsible with the Company for compliance of the provisions of this Clause, as it is a requirement for cancellation by the National Banking and Securities Commission.

To comply with the provisions of Article 108 (one hundred eighty) of the Securities Market Law, no later than the tenth business day after the public purchase offering begins, the Board of Directors of the Companymust, having consulted with the Company Practice Committee, prepare and informthe investor public of its opinion concerning the price of the public purchase offering and conflicts of interest that, as the case may be, every member of the Board of Directors has with respect to the offering. Such opinion may be accompanied by another issued by an independent expert. Additionally, the members of the Board of Directors and the Chief Executive Officer of the Company must, together with aforementioned opinion reveal to the public the decision they will adopt concerning aforementioned shares or securities which they hold.

CLAUSE NINTH.- In addition to the assumptions expressly provided for in articles one hundred thirty-four and one hundred thirty-six of the General Business Corporation Law, the Company may acquire shares representing its capital stock or credit instruments representing such shares, without the prohibition referred to in the first paragraph of Article 134 (one hundred thirty-four) of the General Business Corporation Law being applicable. Acquisition of proper shares will be made in a domestic stock exchange at market price, except in the case of public offerings or of auctions authorized by the National Banking and Securities Commission. Acquisition of proper shares will be made charged to net worth, in which case the shares acquired may be kept by the Company without requiring a reduction in capital stock, or otherwise, charged against capital stock, in which case they will be converted into unsubscribed shares which the Company will keep in its treasury without requiring a resolution by the Shareholders’ Meeting. For every fiscal year the General Ordinary Shareholders’ Meeting must expressly resolve the maximum amount of funds that may be assigned to buy proper shares or credit certificates that represent them, with the sole limitation that total funds assigned to such purpose may not exceed the total balance of net profit of the Company, including profit withheld from previous fiscal years. As the case may be, the Company must be up to date in payments of obligations derived from debt instruments registered in the National Securities Registry. The Board of Directors must name the persons responsible for acquiring and placing proper shares.

As long as the shares acquired belong to the Company, they may not be represented or voted at shareholders’ meetings nor may corporate or any kind of rights be exercised.

Acquisitions and transfers of shares provided for in this Clause, reports on such transactions that must be submitted to the General Ordinary Shareholders’ Meeting, regulations on revealing financial information, as well as and the manner and terms how these transactions are disclosed to the National Banking and Securities Commission, to the corresponding stock exchange and to the investor public, will be subject to the provisions of the Securities Market Law and those of a general nature issued by the Commission itself.

CLAUSE TENTH.- The Company must keep a stock register according to articles one hundred twenty-eight and one hundred twenty-nine of the General Business Corporation Law and, as the case may be, as provided for by article 290 (two hundred ninety) of the Securities Market Law. The register may be kept either by the Board Secretary, by a securities deposit institution, by a finance institution or by the person instructed by the Board of Directors, acting for and on behalf of the Company as registration agent.

In case the shares of the Company are deposited in a securities deposit institution, the numbers and other distinctions of the shares need not be entered in the stock register, unless the shares grant different rights, in which case the series and corresponding class will be recorded. Evidence issued by securities deposit institutions and the list of holders issued by the depositors will serve to enter shares of the Company in the register.

The stock register will remain closed during the period since the business day before any Shareholders’ Meeting is held until the date when the corresponding Meeting is held, period during which no entry whatsoever will be made in the register.

The Company will only consider as legitimate holder of the shares, the person who appears registered as holder in the Shareholders’ Register as provided for in articles one hundred twenty-eight and one hundred twenty-nine of the General Business Corporation Law and, as the case may be, according to Article 290 (two hundred ninety) of the Securities Market Law.

CLAUSE ELEVENTH.- Corporations with respect to which the Company has the capacity to (i) direct or indirectly impose decisions at General Shareholders’ Meetings, or name or discharge the majority of the directors, (ii) hold title over rights that direct or indirectly permit to exercise the vote with respect to more than fifty percent (50%) of capital stock, or (iii) direct or indirectly, direct the administration, strategy or principal policies, either by owning securities, through an agreement or in any other manner, may not direct or indirectly acquire shares representing capital of the Company or credit instruments representing such shares, except by acquisitions made through investment companies.

CLAUSE TWELFTH.- Increases in minimum fixed non-withdrawable capital stock of the Company will be made through resolution by the General Extraordinary Shareholders’ Meeting, with the consequent amendment of Clause Sixth of the bylaws. Increases in variable capital stock will be made through resolution by the General Ordinary Shareholders’ Meeting. In both cases, such increases must be approved through the favorable vote by at shares that at least represent 66.66% (sixty-six point sixty-six percent) of subscribed and paid-in capital of the Company, held either through a first or subsequent call.

Minutes containing resolutions for increases in capital shall in all cases be legalized before a publiccertifier without having to amend the Bylaws for increases in variable capital stock, or enter the corresponding public document of legalization in the Public Registry of Commerce. When adopting the respective resolutions, the Shareholders’ Meeting that declares the increase or any further Shareholders’ Meeting, or otherwise, in case of an omission or delegation by such Meeting, the Board of Directors or, as the case may be, by the committee of the Company designated for such purpose will establish the terms and grounds of the increase.

Shares issued to represent variable capital stock or minimum fixed capital stock and which the Shareholders’ Meeting resolves that their issue be declared, must remain deposited with the Company treasury to be delivered in the means they are subscribed; they may be offered for subscription and payment by the Board of Directors or, as the case may be, by the committee of the Company named for such purpose, subject, as the case may be, to the modalities resolved by the General Shareholders’ Meeting and the provisions of this Clause.

In any case, the shareholders of the Company must be granted the preferential right referred to in paragraph six of this Clause and Article 132 (one hundred thirty-two) of the General Business Corporation Law, except in the case of (i) shares issued to all the shareholders through capitalizing premiums by subscribing shares, profit withheld, and other capital reserves, (ii) capital increases by issuing unsubscribed shares for placement among the investor public according to Article 43 (fifty-three) of the Securities Market Law and Clause Seventh of these Bylaws, (iii) shares issued for a merger, regardless of the nature of the Company in such merger, (iv) sale of treasury shares acquired by the Company in Bolsa Mexicana de Valores, S.A. de C.V. (the Mexican Stock Exchange) as provided for by the Securities Market Law and Clause Ninth of these Bylaws, and (v) the issue of shares kept in the treasury to be converted intodebentures according to Article 210 (two hundred ten) bis of the General Law of Credit Instruments and Transactions.

Capital may be increased according to any of the assumptions referred to in Article 116 (one hundred sixteen) of the General Business Corporation Law through payment in cash or in species, or by capitalizing liabilities for the account of the Company or any other net worth accounts. As the shares certificates of the Company have no face value, it will not be necessary to issue new certificates in cases of increases in capital due to capitalizing premiums over shares, capitalizing profit withheld or capitalizing valuation or revaluation reserves.

Except for the above-mentioned cases, in increases in capital made through payment in cash or in species or by capitalizing liabilities against the Company, the holders of existing paid-in and outstanding shares of the Company will have the preferential right to subscribe the new shares issued or placed among the publicfor the increase in proportion to the number of shares which they hold during a fifteen calendar-day period after the corresponding notice is published in the Federal Official Gazette or in the official journal of the domicile of the Company, or counted since the date when the Meeting was held, in case all the shares of capital stock were represented at the Meeting, in the understanding that any increase in capital must be made as established in the last part of paragraph one of this Clause.

In case sharesof variable capital stock which the Shareholders’ Meeting resolved remain deposited in the Company treasury for further subscription and payment, the shareholders will also enjoy the preferential right to subscribe them once they are offered for subscription and payment, except in the cases provided for in this Clause Twelfth.

CLAUSE THIRTEENTH.- New shares may not be issued until the previous shares have been fully subscribed and paid.

In case there remain shares unsubscribed after expiration of the term in which the shareholders enjoyed their preferential right under preceding Clause Thirteenth, the respective shares may be offered to any person for subscription and payment according to the terms and periods established by the General Shareholders’ Meeting that declared the increase in capital, or according to the terms and periods established by the Board of Directors or the representatives theretofore appointed by the Meeting, in the understanding that the price at which the shares are offered to third parties may not be below the price at which they were offered to shareholders of the Company for subscription and payment.

Except for increases in capital stock derived from the placement of proper shares acquired by the Company according to Clause Ninth of these bylaws, any increase in capital stock must be entered in the register theretofore kept by the Company.

CLAUSE FOURTEENTH.- Except for reductions in capital stock derived from the right to withdrawal contemplated under the applicable laws and those resulting from acquiring proper shares according to Clause Ninth, capital stock may be reduced through resolution by the General Shareholders’ Meeting according to the rules provided for in this Clause. Unless provided for in Clause Ninth and the Securities Market Law, reductions in minimum fixed capital stock will require a resolution by the General Extraordinary Shareholders’ Meeting and the consequent amendment of Clause Sixth of these Bylaws, in which case the provisions of Article Nine of the General Business Corporation Law must be observed, unless capital is reduced to absorb loss only.

Reductions in variable capital may be madewhen resolved by the General Ordinary Shareholders’ Meeting with the sole formality that the corresponding minutes be legalized before a public certifier, without having to register the respective public document in the Public Registry of Property and of Commerce.

Reductions in minimum fixed capital as in variable capital must be approved through the favorable vote by shares that at least represent 66.66% (sixty-six point sixty-six percent) of subscribed and paid-in capital of the Company); either through a first or subsequent call.

Reductions in capital stock may be made to absorb loss, to reimburse the shareholders for their contributions or to release them from payments not made, as well as in the assumptions established in Article 206 (two hundred six) of the General Business Corporation Law and in Clause Ninth of these Bylaws.

Reductions made in capital to absorb loss or by reimbursement to the shareholders will be made in proportion to the fixed minimum and in the variable part of capital, to sustain absolute uniformity among the shareholders, without having to cancel shares certificates, as these do not have a face value. However, in the event that, alternatively, the General Shareholders’ Meeting resolves that to reduce capital stock by reimbursement to the shareholders, shares that will be nullified will designated through a draw held before a notary or a commercial notary, including in such draw all of the shares of minimum fixed capital stock and of variable capital stock.

According to Article 50 (Fifty) of the Securities Market Law, holders of shares or shares certificates representing variable capital stock of the Company will not have the right to withdrawal referred to in Article Two Hundred Twenty of the General Business Corporation Law.

Under no circumstance may capital stock be reduced to less than the legal minimum. Except for reductions in capital stock derived from the acquisition of proper shares made by the Company according to Clause Ninth of these Bylaws, any reduction in capital stock must be entered in the register kept for such purpose by the Company.

CLAUSE FIFTEENTH.- The Company may redeem shares with distributable profit without capital stock being reduced. In addition to observing the applicable provisions of Article 136 (one hundred thirty-six) of the General Business Corporation Law, the General Extraordinary Shareholders’ Meeting that resolves on the redemption shall observe the following specific rules:

I. The shareholders’ meeting may resolve to redeem shares in proportion to all the shareholders in order that after the redemption, the shareholders hold the same percentages with respect to total capital stock represented before the redemption without having to cancel shares certificates, inasmuch as these do not have a face value and without designating shares to be redeemed through a draw, although the Meeting may have established a determined price.

II.- In case the Shareholders’ Meeting resolves that the shares be redeemed through a purchase in the stock exchange, the Meeting itself or, as the case may be, the Board of Directors will approve the method to withdraw the shares, the number of shares to be redeemed and the person to be named as intermediary or buyer agent in the stock exchange.

III.- Except for the provisions of item second above, in case the Shareholders’ Meeting established a determined price for the redemption, the shares to be redeemed will in all cases be designated through a draw held before a notary or a commercial notary, under the idea that aforementioned draw must in all cases be made separately with respect to each Series of shares forming the capital stock, in such manner that shares of all the series are redeemed proportionally, and that after beingredeemedthey represent the same percentage with respect to the total of capital stock as before the redemption. Certificates of shares redeemed in the case referred to in this item three must be cancelled.

CLAUSE SIXTEENTH.- Definite shares certificates and provisional shares certificates representing shares may include one or more shares and will contain the references referred to in Article 125 (one hundred twenty-five) of the General Business Corporation Law and any other required by the applicable legal provisions or specifically determined by the Shareholders’ Meeting that resolves their issue, and also indicate the Series to which they correspond and have inserted the text of Clause Fifth of these Bylaws. Shares certificates or provisional shares certificates will be subscribed by two regular members of the Board of Directors.

Signatures by the regular members of the Board may hand-signed, or else printed by facsimile, in the latter case subject to depositing the original copy of the respective signatures in the Public Registry of Commerce of the corporate domicile. Definite shares certificates must have adhered the registered numbered coupons determined by the Board of Directors to cover payment of dividend or the exercise of other rights determined by the Shareholders’ Meeting or the Board of Directors.

The Company must issue the corresponding definite shares certificates within no more than ninety calendar days after the date when incorporated or the date when the issue or respective exchange was resolved.

In the case of shares certificates deposited with a securities deposit institution or if that institution directly receives securities from the Company derived from exercising equity rights on behalf of its depositors, with previous approval by the securities deposit institution the Company may deliver it multiple certificates or a single certificate that includes the shares subject matter of the issue and the deposit, and the institution itself must make the necessary entries for the rights of the respective depositors to remain determined. In such case, certificates representing them will be issued mentioning they are deposited in the respective securities deposit institution without the document having to express the holder’s name, address, or nationality.

The Company may issue certificates without having coupons adhered. In such case, under the Securities Market Law evidence issued by the respective securities deposit institution will serve as accessory coupons for all legal purposes.

CLAUSE SEVENTEENTH.- The provisions of this clause are exclusively applicable to transfers to made to third parties not belonging to the Peñaloza Family (as such term is further defined in this Clause) of shares, instruments referring to shares or representing shares, instruments convertible into or exchangeable for shares or rights with respect to shares, in all cases representing capital stock of the Company, direct or indirectly held by David Peñaloza Sandoval, María Adriana Alanís González, Adriana Graciela Peñaloza Alanís and/or David Peñaloza Alanís (hereinafter such group referred to as the “Peñaloza Family”).

Any person or group of persons that acts individually or jointly and is not part of the Peñaloza Family, who in one or in a succession of acts intends to direct or indirectly acquire under any legal title, shares, instruments referring to shares or representing shares, instruments convertible into or exchangeable for shares or rights with respect to shares, in all cases representing capital stock of the Company, of those held by a member of the Peñaloza Family and that represent a percentage equal to or above three percent (3%) of capital stock outstanding of the Company, regardless of whether such acts are executed successively or simultaneously, will require authorization by the Board of Directors of the Company, acquisition that must be approved by the favorable vote of at least 66.66% (sixty-six point sixty-six percent) of all the designated members of the Board of Directors, either at a first or subsequent call, granted in writing before the date when the act or acts involved are executed.

Aforementioned authorization will be required whenever a member of the Peñaloza Family intends to transfer shares, instruments referring to shares or representing shares, instruments convertible into or exchangeable for shares or rights with respect to shares, in all cases representing capital stock of the Company, held by such member of the Peñaloza Family and that represent a percentage equal to or above three percent (3%) of capital stock outstanding of the Company.

As established in the preceding paragraph, the Board of Directors must resolve on any request submitted for the above purposes within 90 (ninety) calendar days after the Board Chairman receives the request for authorization, which must be addressed and delivered to the Chairman and to the Secretary of the Board of Directors of the Company.

Additionally, for the authorization referred to in this Clause, the Board of Directors must consider the various factors which will include the existence of conflicts of interest, the feasibility of the offer, the price offered, the conditions to which the offer is subject, the identity and credibility of the offering parties, the sources of financing of the offer and the expiration term. In case authorization by the Board of Directors is obtained, the person or group of persons who do notform part of the Peñaloza Family and who intend to direct or indirectly, successive or simultaneously acquire title over the shares, instruments referred to shares, instruments convertible or exchangeable for shares or representing shares or rights with respect to shares, in all cases representing capital stock of the Company, held by a member of the Peñaloza Family and that represent or exceed aforementioned percentage, to make the acquisition will be obliged to simultaneously make a public purchase offer for all of the shares or instruments referred to shares, convertible or exchangeable for shares or representing shares forming capital stock of the Company, unless the when granting the corresponding authorization the Board of Directors has expressly dispensed such persons from the obligation to make the public purchase offer (neither the Board of Directors or its members will assume any responsibility whatsoever for such dispensation); in the understanding that if, once it has granted the corresponding authorization but before the respective acquisition has been completed, the Board of Directors receives an offer from a third party, requesting to acquire all of the shares or instruments referring to shares, convertible or exchangeable for shares or representing shares, in all cases representing capital stock of the Company, under better terms for the shareholders or holders of aforementioned instruments or which represent shares of the Company, the Board of Directors will be authorized to revoke the authorization previously granted and authorize the new transaction for the account of the corresponding third party without in such case the Board of Directors incurring in any liability.

For any authorization granted according to the above paragraphs to be efficient, the transfer or the public offer of purchase of shares or instruments referred to or representing shares, in all cases representing capital stock of the Company must be made at a price that under no circumstances is below the highest price between (i) the average quoted price of the shares of the Company (or instruments referring to or representing shares, in all cases representing capital stock of the Company) in the Mexican Stock Exchange at the close of activities during the six (6) months immediately before the date when the transfer is executed or, as the case may be, when the public offer of purchase of shares or instruments referring to or representing shares, in all cases representing the capital stock of the Company involved, as published in the Bulletin at the Close of the Market of the Mexican Stock Exchange, or (ii) the highest price at which the shares of the Company or instruments referring to or representing shares during the three hundred sixty-five (365) days before the payment date of the transfer price or the initial date of the public purchase offer.

Notwithstanding the provisions contained in the above paragraphs, regardless of the percentage held by the shareholder or corresponding holder of instruments, the authorization referred to in such paragraphs will not be required in the event of acquisition, alienation or transfer of shares or instruments referring to or representing shares, in all cases representing the capital stock of the Company through the succession means.

In case of not complying with the provisions of this Clause Seventeen, the presumed holder(s) or shareholder(s) may not exercise the rights inherent to the shares or instruments with respect to which they intended to obtain the ownership (including economic rights) and such shares or instruments will not be considered to determine the quorum or majorities required to approve any resolution at shareholders’ meetings of the Company, in which case the Company will not register aforementioned presumed holders or shareholders in the stock register and the registration will have no effect if made through a securities deposit institution according to the applicable laws. The person or persons who acquire shares or other instruments breaching the provisions of this Clause Seventeenth must transfer the shares or instruments to an interested third party approved and designated by the Board of Directors of the Company, transfer that must be approved through the favorable vote by at least 66.66% (sixty-six point sixty-six percent) of all of the members designated by the Board of Directors of the Company, either through a first or subsequent call.

CHAPTER III

SHAREHOLDERS’ MEETINGS

CLAUSE EIGHTEENTH.- Shareholders’ Meetings may be General or Special.

A. General Shareholders’ Meetings.

The General Shareholders’ Meeting is the highest committee within the Company.

General Extraordinary Shareholders’ Meetings will be those held to discuss any of the following matters:

I. Extension in the duration of the Company.

II. Early dissolution of the Company.

III. Increase or reduction in minimum fixed capital stock or authorized capital of this part of the Company, in the understanding that the respective proposal must have been previously submitted to decision by the Board of Directors.

IV. Change of purpose of the Company.

V.- Amendment or extension of the Bylaws of the Company.

VI.- Transformation of the Company.

VII.- Merger or split-up of the Company.

VIII.- Issue of preferred stock by the Company.

IX.- Redemption by the Company of its own shares and issue of shares of enjoyment.

X.- Issue of any kind of certificates by the Company.

XI.- Issue of any kind of debentures by the Company.

XII.- Cancel the registration of shares of capital of the Company or certificates representing them in the National Securities Register.

In turn, General Ordinary Shareholders’ Meetings will be held to discuss any matter not expressly reserved for General Extraordinary Meetings.

General Ordinary Shareholders’ Meetings must be held at least once a year within the first four months after the close of the fiscal year and, as the case may be, observing the provisions of Article 181 (one hundred eighty-one) of the General Business Corporation Law and related provisions of the Securities Market Law, to discuss the matters included in the corresponding agenda, as well as any of the following matters:

(a) Discuss, approve or modify and resolve as applicable concerning the report by the Board of Directors according to paragraph b) of Article 172 (one hundred seventy-two) of the General Business Corporation Law.

(b) Discuss, approve or modify the reports by the Chairmen of the Corporate Practice Committee and the Auditing Committee.

(c) Discuss, approve or modify the report by the Chief Executive Officer according to Article 44 (forty-four) item XI of the Securities Market Law.

(d) Know the opinion by the Board of Directors on the content of the report by the Chief Executive Officer.

(e) Discuss, approve or modify and resolve on operations and activities of the Board of Directors.

(f) Decide on the allocation of profit, as the case may be.

(g) Appoint the members of the Board of Directors, the Secretary and their substitutes, as the case may be, and name and discharge the Chairman of the Auditing Committee and of the Corporate Practice Committee.

(h) As the case may be, designate the maximum amount of funds that may be assigned to repurchase of shares.

(i) Approve transactions planned to be executed within a fiscal period by the Company or the corporations it controls, when they represent twenty percent (20%) or more of the consolidated assets of the Company based on figures at the close of the previous quarter period, regardless of how they are executed, either simultaneously or successively, but that because of the characteristics may be considered as a single transaction. Holders of shares entitled to vote, inclusive limited or restricted vote, may vote at such Shareholders’ Meetings.

(j) Classify directors who are independent.

The General Ordinary Annual Shareholders’ Meeting will be informed of the report referred to in the general introduction of Article 172 (one hundred seventy-two) of the General Business Corporation Law to be prepared by the Chief Executive Officer and the Board of Directors as required by the Securities Market Law for the immediately previous fiscal year of the Company and/or companies it controls where the Company holds the majority of the shares or equity quota interest, when the investment value in each of them exceeds 20% (twenty percent) or more of the consolidated assets of the Company, based on figures at the close of the immediately previous quarter period.

B. Special Shareholders’ Meetings.

Special Shareholders’ Meetings will be those held to discuss matters that may only affect a single category of shareholders or Series of shares.

CLAUSE NINETEENTH.- Calls to Shareholders Meetings must be issued by the Board of Directors, by the Chairman or by the Secretary of the Board of directors and by either the Auditing Committee of the Corporate Practice Committee.

Holders of voting shares, inclusive limited or restricted vote, who individually or altogether have ten percent (10%) of the capital stock may request the Chairman of the Board of Directors, of the Auditing Committee or of the Corporate Practice Committee to summon a General Shareholders’ Meeting without for such purpose the percentage established in Article 184 (one hundred eighty-four) of the General Business Corporation being applicable.

Any holder of one ordinary share will have the same right in any of the cases referred to in Article 185 (one hundred eighty-five) of the General Business Corporation Law with respect to the Board of Directors or the Auditing or Corporate Practice Committees. If the call is not made within fifteen (15) days after the date of the request, a Judge of a Civil or District Court of the domicile of the Company will make the call by request from the interested shareholder, who for such purpose must prove he is the holder of his shares.

Calls to Shareholders’ Meetings will contain the Agenda and clearly establish the location, the date and hour when they are scheduled to be held, in the understanding that they must be held in the corporate domicile, except in case of a fortuitous event or of force majeure. They must be signed by the person or persons making the call, in the understanding that if they are made by the Board of Directors, they must be signed by the Chairman or the Secretary of the Board of Directors. As the case may be, the call must contain the provisions of Clause Seventh of these Bylaws in case of proposals concerning the issue of shares for public offering.

CLAUSE TWENTIETH.- Calls to Shareholders’ Meetings must be published in one of the major circulation newspapers of the domicile of the Company at least 15 (fifteen) calendar days before the date when the Meeting is scheduled. In case of a second call, it must be published at least 8 (eight) calendar days before the date when scheduled to be held.

Since the moment when the call to the Shareholders’ Meeting is published, information and documents related to each of the items of the Agenda must be immediately and freely available to the Shareholders.

CLAUSE TWENTY-FIRST.- To attend Shareholders’ Meetings, shareholders must be registered in the Stock Register kept by the Company and at least one day before the date and hour of the Meeting obtain from the Secretary’s Office the corresponding evidence in order to enter the Meeting.

To obtain the evidence for entry to the Shareholders’ Meeting, shareholders must deposit in advance as instructed above, the shares which they hold in any of the institutions disclosed in the corresponding call; in the case of shares deposited with S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores, the latter must promptly notify the Company Secretary the number of shares each of the depositors has in that institution, manifesting whether the deposit was made through its own or alien account, evidence that must be complemented with the list of names of the depositors form anddeliver to the Company Secretary to obtain the admission evidence.

Shareholders may be represented at meetings by the person or persons whom they designate through a proxy signed before two witnesses or by attorneys-in-fact with a sufficient general or special power of attorney granted according to the applicable laws or under the forms referred to in Article 49 (forty-nine), item II of the Securities Market Law.

The Company must have available for securities market intermediaries who prove they represent shareholders of the Company during the period referred to in Article 173 (one hundred seventy-three) of the General Business Corporation Law, the power of attorney forms mentioned above, to have them reach their principals on time.

The Secretary of the Board of Directors of the Company will be obliged to verify that the provisions of the two preceding paragraphs are observed, reporting this to the Shareholders’ Meeting, which will be recorded in the respective minutes.

Members of the Board of Directors may not represent the shareholders at any Shareholders’ Meeting.

The Tellers will be obliged to verify compliance of the provisions of this Clause and inform the Shareholders’ Meeting in this respect, which will be recorded in the respective minutes.

CLAUSE TWENTY-SECOND.- General Ordinary Shareholders’ Meetings will be considered legally convened through a first call if at least 70% (seventy percent) of the shares of capital stock are represented at the meeting. Meetings will be considered legally convened through a second or subsequent call if at least 66.66% (sixty-six point sixty-six percent) of the sharesof capital stock are represented.

Agreements and resolutions reached at General Ordinary Shareholders’ Meetings held through a first or subsequent call, voted to the same effect as shares representing at least 40% (forty percent) of subscribed and paid-in capital stock, except for agreements and resolutionsmentioned below, which will require the vote to the same effect of at least shares representing 66.66% (sixty-six point sixty-six percent) of subscribed and paid-in capital stock, either through a first or subsequent call:

I. Appointment, ratifying or discharge of the Chief Executive Officer and of the members of the Board of Directors, as also of the members of the Corporate Practice and Auditing Committees.

II.- Increase or reduction in variable capital stock of the Company (including authorized capital of this part of capital), in the understanding that the respective proposal must have been previously submitted to decision by the Board of Directors.

Resolutions unanimously adopted outside a Shareholders’ Meeting by all holders of the voting shares issued by the Company shall for all legal effects be as valid as if adopted while assembled at a General Ordinary Shareholders’ Meeting, as long as confirmed in writing as required by the last paragraph of Article 178 (one hundred seventy-eight) of the General Business Corporation Law.

In turn, General Extraordinary Shareholders’ Meetings will be considered legally convened through a first call if at least 75% (seventy-five percent) of capital stock of the Company is represented at them. They will be considered legally convened through a second or subsequent call if at least 67% (sixty-seven percent) of shares representing capital stock of the Company is represented at such meetings.

Agreements and resolutions reached at General Extraordinary Shareholders’ Meetings held in virtue of a first or subsequent call, will be valid when voted to the same effect as shares representing at least 50% (fifty percent) of subscribed and paid-in capital stock of the Company,except for the agreements and resolutions mentioned below, which will require the vote to the same effect by at least shares representing 66.66% (sixty-six point sixty-six percent) of subscribed and paid-in capital stock of the Company, either through a first or subsequent call:

I.- Increase or reduction in minimum fixed capital stock or of authorized capital of this part of capital of the Company, in the understanding that the respective proposal must have previously been submitted to decision by the Board of Directors.

II.- Amendment or extension of the Bylaws of the Company.

III.- Merger or split-up of the Company.

IV.- Issue of preferred stock by the Company.

V.- Redemption by the Company of shares of capital stock with distributable profit and issues of shares of enjoyment or limited vote shares, preferred shares or any other different to ordinary shares.

VI.- Issue of any kind of certificates by the Company.

VII.- Issue of any kind of debentures by the Company.

With respect to the decision to cancel the entry of shares representing capital of the Company or of certificates that represent them in the National Securities Register, the vote to the same effect by at least 95% (ninety-five percent) of subscribed and paid-in capital stock of the Company will be necessary.

Resolutions unanimously adopted outside a Shareholders’ Meeting by shareholders representing all the voting shares shall for all legal effects be as valid as if reached at a General Extraordinary Meeting, as long as confirmed in writing according to the last paragraph of Article 178 (one hundred seventy-eight) of the General Business Corporation Law.

The General Ordinary or Extraordinary Shareholders’ Meeting will be legally convened without requiring a call if all the voting shares are represented, able to resolve over any matter if all the shares continue represented at the time when voting.

CLAUSE TWENTY-THIRD.- The Shareholders’ Meeting will be presided by the Board Chairman, or else by the shareholder or shareholder’s representative present who is designated by those in attendance. The Board Secretary, or otherwise, the Alternate Board Secretary will act as Secretary. The Chairman will name two Tellers from among those present at the Meeting.

CLAUSE TWENTY-FOURTH.- Every share will be entitled to one vote at Shareholders’ Meetings.

Holders of voting shares, inclusive limited or restricted vote shares present when at least 10% (ten percent) of the shares are represented at a Shareholders’ Meetingmay request that voting over any matter they are not sufficiently informed of be postponed on a single occasion for three calendar days without requiring a new call, adjusted to the provisions of Article 50 (fifty), item III of the Securities Market Law and without the percentage established in Article 199 (one hundred ninety-nine) of the General Business Corporation Law being applicable.

Holders of shares representing at least 20% (twenty percent) of voting shares, inclusive limited or restricted vote shares, may judicially object against resolutions by General Shareholders’ Meetings with respect to which they having the voting rights, without the percentage referred to in Article 201 (two hundred one) of the General Business Corporation being applicable.

Shareholders who individually or altogether hold title over voting shares, inclusive limited or restricted vote shares, or without a right to vote, that represent 5% (five percent) or more of capital stock may directly exercise liability action against any of the directors, the Chief Executive Officer and relevant officers in the applicable cases due to noncompliance of diligence and loyalty duties in favor of the Company or of the corporation it controls or where it has significant influence, as provided for by the Securities Market Law.

CLAUSE TWENTY-FIFTH.- The same rules on convening and voting will apply to Special Shareholders’ Meetingsas for Extraordinary Shareholders’ Meetings, which will be chaired by the person named by Shareholders of the Series involved; except for those convened by shareholders of Series L to appoint the members of the Board of Directors, which shall be governed by the provisions of Clause Twenty-eight of these Bylaws in respect to the quorum required to be convened and reach resolutions and other related aspects.

The Special Shareholders’ Meeting of Series L convened to appoint the members of the Board of Directors according to Clause Twenty-eighth of these Bylaws must be held at least once a year before the General Ordinary Shareholders’ Meeting held to appoint the Board of Directors. Aforesaid Special Meetings will designate the special representative who will notify the General Ordinary Shareholders’ Meeting of the designation made by the Directors.

CLAUSE TWENTY-SIXTH.- Minutes for Shareholders’ Meetings will be recorded in the respective register and must be signed by those who acted as Chairman, Secretary and Tellers.

If for any reason a legally called Shareholders’ Meeting is not convened, or if it is convened but there is insufficient quorum to reach resolutions, the respective minutes will also be recorded and entered in the corresponding register.

Minutes for Extraordinary Shareholders’ Meetings, as those for General Ordinary Shareholders’ Meetings that approved increases or reductions in variable Capital Stock and others as required according to the law, must be legalized before a Notary Public.

If for any reason the minutes of a Shareholders’ Meeting Cannot be entered in the respective register, they must be legalized before a Notary Public.

CLAUSE TWENTY-SEVENTH.- Without having to assemble at a Meeting, Shareholders may adopt resolutions through unanimous vote by those who represent all of the voting shares of the special Series of shares, as the case may be, which will be as valid as if adopted at a General or Special Shareholders’ Meeting, respectively, as long as such resolutions are confirmed in writing and the content is recorded in the corresponding minutes register with the signatures by the Chairman and the Secretary of the Board of Directors.

CHAPTER IV

ADMINISTRATION OF THE COMPANY

CLAUSE TWENTY-EIGHTH.- Administration of business and assets of the Company will be entrusted to a Board of Directors and to a Chief Executive Officer. The Board of Directors will be formed by a maximum of twenty-one (21) members, as resolved by the corresponding Shareholders’ Meeting, of whom at least twenty-five percent (25%) must be independent, as required by articles 24 (twenty-four) and 26 (twenty-six) of the Securities Market Law. The respective alternate director may be appointed for every regular director, in the understanding that alternate directors of independent directors must have the same capacity.

Any shareholder or group of shareholders that represents at least ten percent (10%) of the voting shares, inclusive limited or restricted vote shares, will have the right to name and revoke a director and his respective alternate director in case the first were absent. Such designation may only be revoked by the other shareholders if, in turn, the appointment of all the other directors is revoked, in which case the persons substituted may not be appointed under such capacity during the immediately next twelve (12) months after the date of the revocation.

The General Ordinary or Special Shareholders’ Meeting will appoint, ratify or discharge the members of the Board of Directors, as the case may be, through the favorable vote by 66.66% (sixty-six point sixty-six percent) of subscribed and paid-in capital stock of the Company.

For the appointment of Regular and Alternate Directors one or several lists of candidates may be presented, which include proposal of the designation of the Chairman. Such lists may include motions to ratify Regular and Alternate members of the Board of Directors when the proposal contemplates periods designed within intervals to form the Board of Directors.

For purposes of these Bylaws, independent directors will be the persons selected because of their experience, capacity and professional prestige who meet the requirements contemplated by Article 26 (twenty-six) of the Securities Market Law and any other provision of the National Banking and Securities Commission.

The Shareholders’ General Meeting will classify the independence of its directors. With the previous right to a hearing for the Company and the respective director, the National Banking and Securities Commission may object to the classification of independence of the members of the Board of Directors if there are elements that prove a lack of independence, within thirty (30) business days after having notified the Company.

In all cases, the majority of the members of the Board of Directors of the Company must be Mexican citizens.

The Board of Directors must meet at least four (4) times during every fiscal year.

CLAUSE TWENTY-NINTH.- The members of the Board of Directors may or not be shareholders; they will last in their positions for one (1) year, although they will continueto perform in their respective positions for thirty (30) calendar days if an alternate director is not named or if he does not take office, without being subject to the provisions of Article 154 (one hundred fifty-four) of the General Business Corporation Law.

The Board of Directors may appoint provisional directors without intervention by the Shareholders’ Meeting in cases when the term to appoint the director has expired, the director has resigned, or the assumption of Article 155 (one hundred fifty-five) of the General Business Corporation Law occurs. The Shareholders’ Meeting of the Company will ratify such appointments or name the alternate directors during the next Shareholders’ Meeting after such event occurs.

CLAUSE THIRTIETH.- For their services the Directors willreceive the yearly consideration in cash or in species determined by the Shareholders’ Ordinary Meeting that appointed them. Such Meeting may delegate on the Board of Directors or on the Considerations Meeting the method of any remuneration plan in species for the Directors.

CLAUSE THIRTY-FIRST.-When they take office, to secure their performance the Board of Directors will provide the guarantythat, as the case may be, is determined by the General Ordinary Shareholders’ Meeting, in the understanding that such Meeting may release them from having to provide such guaranty.

According to Article 33 (thirty-three) of the Securities Market Law, the Company binds itself to hold harmless the regular and alternate members and officers of the Board of Directors, of the Auditing Committee, of the Corporate Practice Committee, of any other committees created by the Company, the Secretary and the Alternate Secretary of the Company, the Chief Executive Officer and other relevant officers in respect to performance in their positions, and particularly, in cases of noncompliance of their diligence, such as any claim, lawsuit, procedure or investigation filed in Mexico or in any of the countries where shares of the

Company are registered or quoted, other securities registered based on such shares or other fixed or variable income securities issued by the Company itself, where such persons might be party to as members of such committees, regular and alternate, and officers, including payment of any damage or lost profits caused and the necessary amounts to, if deemed necessary, reach a settlement, as well as all fees and expenses of attorneys and other counsels hired to protect the interests of such persons in the above-mentioned cases, in the understanding that the Board of Directors will be the committee authorized to determine in such cases whether it considers convenient to hire the services of attorneys and consultants other than those providing counsel to the Company in the corresponding case. This indemnification will not be applicable if such claims, lawsuits, procedures or investigations result from their negligence, deceit, bad faith or an illegal act of the indemnified party involved.

CLAUSE THIRTY-SECOND.- In the absence of an express designation by the General Ordinary Shareholders’ Meeting, during its first meeting immediately after the Shareholders’ Meeting that appointed them, the Board of Directors will name the Chairman andthe Secretary from among its members, in the understanding that these need not be members of the Board of Directors. The Board of Directors will also name the persons who will hold other positions to be created for the best performance in their duties. Temporary or definite absences within the Board of Directors will be covered by the alternate directors.

The Chairman will preside Shareholders’ Meetings and Board of Directors’ Meetings, and in his absence they will be chaired by one of the members designated through a majority vote by the other members in attendance.

CLAUSE THIRTY-THIRD.- The members of the Board of Directors will perform in their positions procuring to create value in benefit of the Company, without favoring a certain shareholder or group of shareholders. The Board of Directors has the legal representation of the Company and enjoys the broadest authority and powers of attorney to execute all operations inherent to the corporate purpose, except for those expressly entrusted to the General Shareholders’ Meeting. The Board of Directors is invested with the following authority or powers of attorney:

A) General power of attorney for lawsuits and collections, granted with all general and special authority that according to the Law requires a special clause, without any limitation whatsoever, according tothe first paragraph of Article 2554 (two thousand five hundred fifty-four) of the Civil Code for the Federal District, of the corresponding articles of the civil codes of the states of the Mexican Republic and of the Federal Civil Code; therefore, it will be authorized, without limiting the generality of, to file complaints, criminal accusations and grant pardon, to appear as the offended party or assisting in criminal procedures; abandon the action it has filed and the writ of “amparo” (private rights enforcement remedy); to reach settlements, agree to arbitration, raise and answer interrogatories, assign assets, object against judges, receive payments and execute all other acts expressly determined by the Law, which include representing the Company before judicial and administrative authorities, civil or criminal, before labor authorities and courts, and before the Ministry of foreign Affairs to execute agreements with the Federal Government according to items one and four of Constitutional Article 27 (twenty-seven). No Director or the Chairman of the Board of Directors of the Company, nor the Chief Executive Officer or General Manager will have authority to present testimony, therefore, they will be prevented from answering interrogatories in any lawsuit or proceeding where the Company is involved; aforesaid powers of authority will exclusively correspond to the attorneys-in-fact of the Company to whom they were expressly granted;

B) General power of attorney for acts of administration and of ownership as provided for in paragraphs two and three of Article 2554 (two thousand five hundred fifty-four) of the Civil Code for the Federal District, of the corresponding articles of the civil codes of the states of the Mexican Republic and of the Federal Civil Code. Therefore, the Board of Directors is invested with the broadest authority to manage all business related to the purpose of the Company;

C) For acts of administration with specific authority in labor matters according to Article2554 (two thousand five hundred fifty-four), paragraphs two and four of the Civil Code for the Federal District, of the corresponding articles of the civil codes in effect for the states of the Mexican Republic and of the Federal Civil Code, as also, according to Articles 11 (eleven), 692 (six hundred ninety-two), items II and III, 786 (seven hundred eighty-six), 876 (eight hundred seventy-six) and other related articles of the Federal Labor Law, to appear as administrators, and therefore, as legal representatives of the Company before all labor authorities related to Article 523 (five hundred twenty-three) of the Federal Labor Law, as well as before the Workers’ National Housing Fund, the Mexican Social Security and authorities of the Retirement Savings System in all matters related to these institutions and other public organizations, able to assume all actions and rights that correspond to the Company, with all general and special authority that according to the Law require a special clause, authorizing them to compromise the Company in settlements, as well as conduct on its behalf the labor relationships of the Company;

D) Subscribe, grant, endorse and guaranty all kind of credit instruments, as long as intended to comply with its corporate purpose, as provided for by Article 9 (nine) of the General Law of Credit Instruments and Transactions;

E) Open and cancel bank accounts on behalf of the Company, as well as make deposits and draw against them and name the persons who will draw against such accounts;

F) Appoint and discharge the Chief Executive Officer or General Manager and determine their entire retributions, as well as determine policies on designating and the entire retributions of other relevant officers;

G) Authority to grant and delegate general and special powers of attorney, revoke one and the other and substitute a part of them or entirely according to the powers of attorney invested on it, expressly including authority for the persons to whom such powers of attorney are granted to in turn grant, delegate, substitute or revoke a part of them or entirely in benefit of third parties;

H) Elect the members of the Audit and Corporate Practice Committees according to the Securities Market Law, and establish other committees or special commissions which it consider necessary to develop activities of the Company, determining, as the case may be, the authority and obligations of such committees or commissions, the number of members integrating them and rules governing their performance. Except with regard to the Audit and Corporate Practice Committees, such committees or commissions will not enjoy powers of authority that according to the Law or these Bylaws exclusively correspond to the General Shareholders’ Meeting or to the Board of Directors;

I) Establish branches, offices and agencies of the Company in the Mexican Republic or abroad;

J) Authority to make calls to Ordinary, Extraordinary or Special Shareholders’ Meetings, in all the cases provided for by these Bylaws, or when it deem convenient, and establish the location, date and hour of such Meetings, as well as execute the resolutions thereby reached;

K) Authority to formulate interior labor rules;

L) Authority to determine to what effect votes held by the Company must be cast at General Extraordinary and Ordinary Shareholders’ Meetings of companies where it holds shares, able to name attorneys-in-fact to exercise the vote as determined by the Board of Directors;

M) Power of attorney to execute all acts authorized by these Bylaws or that are a consequence of them, including the issue of all kind of opinions required according to the Securities Market Law and the general provisions by the National Banking and Securities Commission;

N) Authority to, with the previous opinion by the competent Committee, approve:

(a) policies and guidelines on use or enjoyment of assets that form the equity of the Company and of the corporations it controls by related persons;

(b) operations, each individually, with related persons, planned to be executed by the Company orthe corporations it controls, except for (1) operations that because of the amount lack relevance for the Company or corporations which it controls, (2) operations executed between the Company and corporations which it controls or where it has significant influence or among any of these, as long as (i) they are within the ordinary or normal line of the business, and (ii) are considered made at market prices or based on appraisals by special outside agents, (3) operations carried out with employees, as long as executed under the same conditions as with any client or derived from labor benefits of a general nature;

(c) operations executed either simultaneous or successively, that due to the characteristics can be considered as a single operation and are intended to be carried out by the Company or the corporations which it controls within a fiscal year period when they are unusual or not recurrent, or otherwise, based on figures at the close of the immediately previous quarter period, their amount represents, in the assumed cases of (i) the acquisition or transfer of assets with a value similar or above five percent (5%) of the consolidated assets of the Company, or (ii) guarantees or assuming liabilities for a total amount equal to or above five percent (5%) of the consolidated assets of the Company, except for investments in debt securities or in bank instruments, as long as executed according to policies theretofore approved by the Board of Directors itself;

(d) policies on granting loans or any kind of credits or guarantees to related persons;

(e) dispensations in order that a director, relevant officer or person with directing power profit from business opportunities for himself or in benefit of third parties, which correspond to the Company or to the corporations which it controls or where it has significant influence.

Dispensations for transactions of an amount below that mentioned in paragraph (c) above may be delegated on the Audit Committee;

(f) guidelines on inside control and auditing of the Company and of the corporations which it controls;

(g) the accounting policies of the Company, observing accounting principles recognized or issued by the National Banking and Securities Commission through general provisions;

(h) the financial statements of the Company;

(i) hire the firm that will provide the outside auditing services and, as the case may be, additional or complementary to the outside auditing;

(j) approve the information and communication policies with the shareholders and the market, as also with the directors and relevant officers;

(k) establish the terms and conditions to be observed by the Chief Executive Officer while exercising his ownership authority acts;

(l) order the Chief Executive Officer to reveal to the public the relevant events he is informed of;

(m) approve the terms and conditions for the public offering and transfer of treasury shares of the Company issued according to Article 53 (fifty-three) of the Securities Market Law;

(n) designate the person or persons in charge of acquiring or placing shares authorized by the Shareholders’ Meeting according to Article 56 (fifty-six) of the Securities Market Law, as well as the terms and conditions of such acquisitions and placements within the limits established by the Securities Market Law itself and by the Shareholders’ Meeting, and inform the Shareholders’

Meeting of the result of the exercise of such attributions in any fiscal year;

(o) name provisional directors as required and permitted by the Securities Market Law;

(p) approve the terms and conditions of the judicial agreement whereby there are plans to conclude a liability action due to noncompliance of the diligence duty or loyalty duty of any director;

(O) Submit to the General Shareholders’ Meeting held for the fiscal year closing (a) the yearly report by the Audit Committee and by the Corporate Practice Committee, (b) the report by the Chief Executive Officer referred to in Article 172 (one hundred seventy-two) of the General Business Corporation Law, except for the provisions of paragraph b) of such precept, together with the report by the outside auditor, (c) the opinion by the Board of Directors over the content of the report by the Chief Executive Officer referred to in the above paragraph, (d) the report referred to in Article 172 (one hundred seventy-two, paragraph b) of the General Business Corporation Law containing the principal policies and accounting criteria and information followed in preparing the financial information, and (e) the report on operations and activities where it intervened.

CLAUSE THIRTY-FOURTH.- Calls to meetings by the Board of Directors must in all cases be sent by the Chairman or the Secretary, and in the absence of the latter, by the Alternate Secretary to each of the Directors of the Company at least 5 (five) calendar days before the date of the corresponding meeting. Calls may be remitted by telefax to the fax numbers or, as the case may be, by courier service to the domiciles registered in the Company Secretary’s office; as long as the Director or Statutory Auditor does not notify the Secretary in writing of changes in the fax number or the domicile, calls remitted according to the data registered will have full effect. Calls must contain the hour, date, location and, as the case may be, a list of the possible matters to be discussed at the respective meeting.

The Chairman of the Board of Directors, of the Audit Committee or of the Corporate Practice Committee, as well as twenty-five percent (25%) of the directors of the Company may also issue a call to a Board of Directors’ Meeting.

The outside auditor of the Company may be summoned to meetings by the Board of Directors as guest, allowed to participate but without voting rights, and must not be present with respect to matters of the agenda when there is a conflict of interest or that may compromise his independence.

The Board of Directors will validly meet with the attendance by the number of Directors equal to the majority of its members. Resolutions will be valid if approved by the majority of the attendees. The Chairman will have the deciding vote in case of a tie.

Minutes must be drawn up for every Board of Directors’ Meeting and recorded in the Minutes Register kept for Board of Directors’

Meetings, signed by the persons who acted as Chairman and Secretary respectively.

Copies or evidence of minutes of Meetings by the Board of Directors and of Shareholders’ General Meetings, as well as entries made in the books and legal corporate records, and in general, of any document of files kept by the Company may be authorized by the Secretary or by the Alternate Secretary. One or the other may appear before the Notary Public to notarize aforementioned documents without prejudice of this being executed by any person authorized by the Board of Directors or by the Shareholders’ Meeting. In general, in the absence of a specific representative, the Secretary as the Alternate Secretary, indistinctly, will act as representatives to execute resolutions and will have the representation established in Article 148 (one hundred forty-eight) of the General Business Corporation Law.

CLAUSE THIRTY-FIFTH.- Without having to assemble at a meeting, the Board of Directors may unanimously adopt resolutions through the number of Directors equal to the number of Regular Members designated by the last General Ordinary Shareholders’ Meeting, who may be Regular or Alternate Members, as long as such resolutions as confirmed in writing by all the Directors who participated in the resolutions. The text of such resolutions will be recorded in the respective Minutes Register with the signatures by the Chairman and the Secretary of the Board of Directors.

CLAUSE THIRTY-SIXTH.- Responsibility of the Directors, of the Chief Executive Officer and of the relevant Officers.

1. Diligence Duty. In the means applicable according to the Securities Market Law, the members of the Board of Directors, the Chief Executive Officer and the relevant officers must act according to the diligence duty contemplated under Article 30 (thirty) and subsequent of the Securities Market Law.

For such purpose they will have the right to at any time, and according to the terms they consider convenient, request information from officers of the Company and corporations controlled by the Company.

As required by the Securities Market Law and the general provisions theretofore ordered by the National Banking and Securities Commission, noncompliance by any director, the Chief Executive Officer or relevant officers of their diligence duty shall make them liable, in the case of directors, jointly with other directors who have failed to comply or areguilty, for damages and lost profits caused to the Company, which must be limited to direct damages and lost profits, but not punitive or consequential caused to the Company and to cases where the director, the Chief Executive Officer and the relevant officer involved acted deceitfully, in bad faith, with serious fault or illegally.

2. Loyalty Duty. The members of the Board of Directors and, in the means applicable according to the Securities Market Law, the Chief Executive Officer and relevant officers must act according to the loyalty duty contemplated by Article 34 (thirty-four) and subsequent of the Securities Market Law.

If the directors and the secretary find themselves in a conflict of interest, they must refrain from participating in the respective matter and not be present when the matter is deliberated and voted, without thereby affecting the quorum required for the Board to be convened.

The directors shall be jointly responsible with those who preceded them in their position, for irregularities incurred by the latter if, aware of them, they do not report such irregularities in writing to the Audit Committee and to the outside auditor. Additionally, the directors will be obliged to inform the Audit Committee and the outside auditor of all irregularities they are informed of while they are in office, and that are related to the Company or to corporations controlled by the Company or where it has significant influence.

According to the Securities Market Law, particularly the provisions of articles 34 (thirty-four) through 37 (thirty-seven) and the general provisions theretofore ordered by the National Banking and Securities Commission, a breach by any director or by the secretary, of their loyaltyduty shall make them jointly liable with the other directors and with the secretary who committed the breach or is guilty, and will make the Chief Executive Officer and the relevant officers responsible for damages and lost profits caused to the Company, and in all cases the persons found guilty will be discharged from their positions.

3. Liability Action. Liability resulting from breaching the diligence duty or the loyalty duty will be exclusively in benefit of the Company or of the corporation controlled by the Company and may be exercised by the Company or by the shareholders who individually or altogether hold shares of common stock or limited vote shares, restricted or without voting rights, that represent five percent (5%) or more of capital stock. The corresponding plaintiff may only reach a settlement in court over the amount of the compensation for damages and lost profits if the Board of Directors has approved the terms and conditions of the corresponding judicial settlement.

4. Liability Exclusions. The members of the Board of Directors, the Chief Executive Officer and the relevant officers will not be liable for damages and lost profits caused to the Company or to the corporations it controls or where it has significant influence if the director involved, the Chief Executive Officer or the relevant officer involved act in good faith and in cases where liability is excluded among the cases referred to in Article 40 (forty) of the Securities Market Law.

THIRTY-SEVENTH.- Without prejudice of the authority of the Board of Directors or of the General Ordinary Shareholders’ Meeting to create other operations committees, the Board of Directors must yearly designate from among its members, the persons will form the Compensations and Finance Committees, with the following authority and operating rules:

A. Authority. The Finance and Compensations Committees will be invested with the following authority, without prejudice that the

Board of Directors be directly informed of such matters before they are resolved by any of such Committees.

FINANCE COMMITTEE

a) Revise and propose to the Board of Directors the earnings, expense and investments budgets of the Company and its subsidiaries and propose modifications or adaptations in them;

b) According to the annual consolidated budget(s) and maximum leverages authorized by the Board of Directors, propose to such corporate committee the policies and controls applicable to the Company and its subsidiaries with respect to hiring credits, including the negotiation and allocation of such credits;

c) Revise, propose to the Board of Directors and, in general, know of any projects or matters related to granting guarantees by the Company and its subsidiaries and by these to the Company, as well as establishing policies that will bind financial relationships between subsidiaries of the Company;

d) Propose alternatives for investment of monetary resources of the Company and its subsidiaries to the Board of Directors; and in general, revise and issue an opinion concerning policies and criteria on handling the treasury of such companies;

e) Submit to the Board of Directors the approval of financial structuring or restructuring programs of the Company and its subsidiaries, as well as of any other projects of a financial nature that must be submitted to consideration of the Board of Directors or entrusted to it;

f) Supervise the implementation of public issues of capital or of debt instruments;

g) In general, act as consulting committee of the Board of Directors in financial, accounting and tax matters; and

h) Periodically report to the Board of Directors concerning its activities and the exercise of its functions.

COMPENSATIONS COMMITTEE

a) Subject to the authority of the Board of the Board of Directors with respect to the Chief Executive Officer and the guidelines of the Board of Directors itself, determine the salaries, bonuses and other benefits, as well as policies on raises granted in the above items to officers of the Company and of its subsidiaries in positions as Assistant Chief Executive Officer and other officers determined by the General Shareholders’ Meeting or the Board of Directors.

b) Establish policies and variable compensation and performance evaluation development programs for the Assistant Chief Executive Officers of the Company and its subsidiaries;

c) Suggest to the Board of Directors concerning appointments and discharges of managementpersonnel of the Company and its subsidiaries;

d) Develop, evaluate and follow-up over projects and programs it is assigned by the Board of Directors; and

e) Periodically report to the Board of Directors concerning its activities and the exercise of its functions.

B. Organization and Operation. Every Committee will be integrated by at least 3 (three) members determined by the Board of Directors, who must be Regular or Alternate Directors of the Company, in the understanding that at least 2 (two) of the members of the Committees, or the majority of these, in case they are integrated by more than 3 (three) members, must be independent Directors, among whom the Chairman of the Committee will be elected.

The members of the Committees will last one year in their positions unless they are discharged by the Board of Directors; however, in all cases they will continue in their positions until the persons named to substitute them take office; they may be reelected and will receive the remunerations determined by the General Ordinary Shareholders’ Meeting.

The Committees will operate as a panel. The Committees will not engage in administration activities or those reserved by the Law or these Bylaws for the Shareholders’ Meeting or the Board of Directors.The authority of the Committees may be delegated on individuals. However, each Committee may designate a person for the execution of specific acts.

Permanent Guests, as the case may be, will attend meetings held by the respective Committees, allowed to participate but without voting rights; they must agree with the Company to sustain absolute confidentiality over the information provided to them. Additionally, the other persons invested by the Chairman of the respective Committee may attend such meetings.

In the absence of an express designation by the Board of Directors, at the first meeting assembled after the Board of Directors’ Meeting that appointed its members, each Committee will designate a Chairman and a Coordinator, who may not be a member of the respective Committee. The Chairman will preside over meetings by the Committees and the Coordinator will act as Secretary. During their temporary absences, the Chairman and the Coordinator will be substituted by the persons who are designated by the members present at the respective meeting.

Each Committee will establish the schedule for its meetings, despite which it must meet at any other time by request from the Board of Directors, its Chairman or the Chairman of the Committee. Calls to meetings by the Committees will be signed by the Chairman or the Coordinator and will be forwarded at least five calendar days in advance to the domicile of the members of the Committee or to the location the members themselves disclose in writing, or by telecopy or any other means that assures it is received by the addressee.

Minutes will be draw up for every meeting by the Committees, recording the names of the attendees, the corresponding deliberations, the manner of voting and the resolutions adopted. Minutes will be drawn up and signed by the Coordinator. Resolutions by the Committees must be notified to the Board of Directors as frequently as instructed by the latter.

For meetings by the Committees to be valid, at least the majority of their members must be in attendance, either the Regular or Alternate Members, and decisions will be reached through a majority vote by the members present; the Chairman of such Committee will have the deciding vote in case of a tie. Committees may unanimously adopt resolutions by the number of members equal to the number of Regular members appointed, who may be regular or alternate members, as long as such resolutions are confirmed in writing and the minutes are signed by the Coordinator.

CLAUSE THIRTY-EIGHTH.- Management, conducting and executing functions of business of the Company and of the corporations it controls will be the responsibility of the Chief Executive Officer according to Article 44 (forty-four) of the Securities Market Law, for such purpose bound by the strategies, policies and guidelines approved by the Board of Directors.

In complying with his duties, the Chief Executive Officer will have broadest authority to represent the Company in acts of administration and lawsuits and collections, including special authority that according to the laws require a Special Clause. For acts of ownership he must observe the provisions of Article 28 (twenty-eight) item VIII of the Securities Market Law.

In exercising his functions and activities, as well as the due performance of his obligations, the Chief Executive Officer will be assisted by the relevant officers appointed for such purpose and by any employee of the Company or by the corporations it controls.

The Chief Executive Officer and other relevant officers are subject to the liability provided for in Article 29 (twenty-nine) of the securities Market Law within their respective competent areas, and will therefore be responsible for damages and lost profits derived from their corresponding functions. Additionally, they will be subject to the liability exclusions and limitations referred to in articles 33 (thirty-three), according to the limitations of Clause Thirty-four of these Bylaws and 40 (forty) of this Law.

Additionally, the Chief Executive Officer and other relevant officers will be responsible for damages and lost profits caused to the Company or the corporations it controls due to (i) not promptly and diligently attending, for reasons attributable to themselves, to requests for information and documentation required of them within the scope of their competence by the directors of the Company, (ii) the presentation or revelation, knowingly, of false information or that leads to error, or (iii) engaging in any of the conducts referred to in Article 35 (thirty-five), items III and IV to VII, and Article 36 (thirty-six) of the Securities Market Law.

CHAPTER VI

SUPERVISION OF THE COMPANY

CLAUSE THIRTY-NINE.- The Board of Directors will be in charge of supervision over management, conducting and executing of business of the Company and of the corporations controlled by the Company, through the Corporate Practice and Auditing Committees, as also through the firm in charge of performing the outside audit of the Company.

The Corporate Practice Committee will have a minimum of three (3) members, the majority of whom must be independent (to be revealed to the public), and must be designated by the Board of Directors, except for the Chairman, who will be exclusively appointed and/or discharged from his position by the General Shareholders´ Meeting and will have the characteristics referred to in Article 43 (forty-three) of the Securities Market Law.

The Auditing Committee will have a minimum of three (3) members, who must be independent (to be revealed to the public), and must be designated by the Board of Directors, except for the Chairman, who will exclusively be appointed and/or discharged from his position by the General Shareholders’ Meeting and will have the characteristics referred to in Article 43 (forty-three) of the Securities Market Law.

The Chairman of the Auditing Committee and the Chairman of the Corporate Practice Committee must provide a yearly report as required by Article 43 (forty-three) of the Securities Market Law.

1. Corporate Practice Committee. The Corporate Practice Committee will have the functions referred to in Article 42 (forty-two), item I of the Securities Market Law and the general provisions theretofore ordered by the National Banking and Securities Commission.

2. Auditing Committee. The Auditing Committeewill have the functions referred to in Article 42 (forty-two), item II of the Securities Market Law and the general provisions theretofore ordered by the National Banking and Securities Commission.

CLAUSE FORTIETH.- In matters not opposed to the provisions of the Securities Market Law, functions and activities of the Auditing and Corporate Practice Committees will be governed by the provisions of these Bylaws in regard to functions and activities of other committees designated by the Board of Directors.

CHAPTER VI

FISCAL YEARS AND ALLOCATION OF RESULTS.

CLAUSE FORTY-FIRST.- Fiscal years will last 12 (twelve) months, beginning January One and ending on the last day of December of the same year.

CLAUSE FORTY-SECOND.- During the first 4 (four) months after the close of every fiscal year, within the scope of their competence as provided by the Securities Market Law and these Bylaws, the Chief Executive Officer and the Board of Directors will prepare the following financial information and any other information required according to the applicable legal provisions, which will be submitted to the Shareholders’ Meeting by the Board of Directors.

1. A report on operations of the Company and its main subsidiaries during the fiscal year, as well as concerning the policies followed by the Board of Directors itself and, as the case may be, the main existing projects;

2. A report declaring and explaining the main accounting policies and criteria and on information followed in preparing the financial information;

3. A statement of the financial condition of the Company per the close of the fiscal year;

4. A statement that duly explains and classifies profit and loss of the Company in the fiscal year;

5. A statement of changes in the financial condition of the Company in the fiscal year;

6. A statement of changes occurred in the fiscal year in items integrating equity of the Company, and

7. The necessary notes to complete and explain information contained in the above statements.

CLAUSE FORTY-THIRD.- Yearly net profit after deducting Income Tax, workers’ profit sharing and other items to be deducted or set aside according to the Lawwill be allocated as follows:

A) A minimum of 5% (five percent) will be set aside to form the legal reserve fund until it amounts to at least 20% (twenty percent) of Capital Stock;

B) Additionally, the amount considered necessary to create the necessary or convenient reserve funds will be deducted;

C) The amount determined by the Shareholders’ Meeting to acquire proper shares according to the Securities Market Law and these Bylaws;

D) Any remaining profit may be distributed among the shareholders in proportion to their participation in Capital Stock, according to the amounts and dates theretofore determined by the Ordinary Shareholders’ Meeting.

CLAUSE FORTY-FOURTH.- Any loss will be taken in by the shareholders in proportion to the number of their shares and for as much as their theoretical value.

CHAPTER VII

DISSOLUTION AND LIQUIDATION

CLAUSE FORTY-FIFTH.- The Company will undergo dissolution in the cases established in Article 229 (two hundred twenty-nine) of the General Business Corporation Law.

CLAUSE FORTY-SIXTH.- The Company will undergo liquidation according to Chapter XI of the General Business Corporation Law.

CLAUSE FORTY-SEVENTH.- Once the Company has undergone dissolution, the Shareholders’ Meeting will designate one or several liquidators through a majority vote, establishing the retribution they will receive.

CLAUSE FORTY-EIGHTH.- During the liquidation period, General Shareholders’ Meetings must be called and held as provided for in these Bylaws. The liquidators will have the same authority and obligations as corresponded to the Board of Directors during the normal life of the Company, with the special requirements derived from the liquidation condition.

CLAUSE FORTY-NINTH.- As long as the designations of the liquidators have not been registered in the Public Registry of Commerce and they have not assumed their functions, the Board of Directors and officers of the Company (including the Chief Executive Officer and relevant officers) will continue to perform in their commissions; however, they may not initiate new operations once the shareholders have approved the resolution to dissolve the Company or evidence that there exists a legal cause for it has been proven.

CHAPTER VIII

APPLICABLE LAWS AND COMPETENT COURTS

CLAUSE FIFTIETH.- All matters not provided for in these Bylaws shall be subject to the provisions of the General Business Corporation Law and, as the case may be, those of the Securities Market Law, as well as the provisions of a general nature by the National Banking and Securities Commission, and in case of interpretation or controversy over these, the courts of the domicile of the Company shall be competent”

XX.- The appearing party declares under affirmation before me that the signatures affixed at the foot of the minutes legalized under this public document are the hand signatures of the persons who subscribe them and which they use in all their business matters.